CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                      CENTURY PACIFIC FINANCIAL CORPORATION

                         ------------------------------

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law
                          -----------------------------

      The  undersigned   President  of  Century  Pacific  Financial  Corporation
("Corporation") DOES HEREBY CERTIFY:

      FIRST:   The  name  of  the  Corporation  is  Century  Pacific   Financial
      Corporation.

      SECOND: Article Fourth, Paragraph A of the Certificate of Incorporation is amended in its entirety to read as follows:

      "A. Capital Stock. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000 shares, of which 150,000,000 shares shall be classified as common stock, $0.001 par value per share ("Common Stock"), and 10,000,000 shares shall be classified as preferred stock, $0.001 par value per share ("Preferred Stock")."

      THIRD: The foregoing Amendment of the Articles of Incorporation was duly approved by the Corporation's Board of Directors on May 27, 2005, and thereafter was duly adopted by the consent of the holders of a majority of the outstanding voting stock of the Corporation on May 27, 2005 in accordance with the provisions of Section 228 of the Delaware General Corporation Law with written notice having been provided as required by
      Section 228 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 28th day of June, 2005.

                                            /s/ Kevin R. Keating
                                            ---------------------------
                                            Kevin R. Keating, President


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